Exhibit 10.1

Buenos Aires, May 27, 2015

POINTARGENTUM MASTER FUND LP

40 W 57th St.

New York, NY 10019

Attn.: Joshua Samuelson

BIENVILLE ARGENTINA OPPORTUNITIES MASTER FUND, LP

405 Lexington Avenue, 34th floor

New York, NY 10174

Attn.: Ralph Reynolds

RE.:                       SHAREHOLDERS’ AGREEMENT IRREVOCABLE OFFER Nº 001— 2015

Dear Sirs,

As per our recent conversations, FEDERICO NICOLÁS WEIL (“Mr. Weil”) hereby submits an irrevocable offer (the “Offer”) to BIENVILLE ARGENTINA OPPORTUNITIES MASTER FUND, LP (“BAOF”) and POINTARGENTUM MASTER FUND LP (“PointArgentum” and, jointly with Mr. Weil and BAOF, the “Shareholders”) to enter into a Shareholders’ Agreement (the “Agreement”) on the terms and conditions set forth in Annex A hereto.

This Offer shall remain in force until May 29, 2015 and shall be deemed accepted if, before 12:00 p.m. on that date, BAOF and PointArgentum deliver their respective notices of acceptance to Mr. Weil.

In the event that BAOF and PointArgentum decide to accept the Offer as aforesaid, the rights and obligations of the Shareholders will be as established in Annex A hereto, and the Agreement will constitute the final and entire agreement among the Shareholders with respect to the subject matter hereof. This Offer may not be amended in whole or in part without the express consent of all Shareholders.

Sincerely,

FEDERICO NICOLÁS WEIL

/S/ FEDERICO NICOLÁS WEIL

Name: Federico Nicolás Weil

ANNEX A

TERMS AND CONDITIONS OF THE SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (hereinafter, the “Shareholders’ Agreement” or the “Agreement”) is entered into by and among: (i) Mr. Federico Nicolás Weil (hereinafter, “Mr. Weil”); (ii) BIENVILLE ARGENTINA OPPORTUNITIES MASTER FUND, LP (hereinafter, “BAOF”); AND (iii) POINTARGENTUM MASTER FUND LP (hereinafter, “PointArgentum” and together with Mr. Weil and BAOF, the “Shareholders” or the “Parties”).

WHEREAS:

(i)                                    Mr. Weil owns 13,796,432 book-entry ordinary shares of par value AR$1 each, representing 19.61% of the capital stock and votes of TGLT S.A. (the “Company”);

(ii)                                 On February 25, 2015, BAOF entered into a stock purchase agreement with PDG Realty S.A. Emprendimentos e Participaçoes (hereinafter, “PDG”), as amended on March 6, 2015, which became effective on April 24, 2015, whereby BAOF purchased from PDG 1,912,166 American depositary shares (“ADS”), representing 9,560,830 book-entry ordinary shares, par value AR$1, representing 13.59% of the capital stock and votes of the Company;

(iii)                              On February 24, 2015, PointArgentum entered into a stock purchase agreement with PDG, as amended on March 6, 2015, which became effective on April 24, 2015, whereby PointArgentum purchased from PDG 1,912,166 ADS, representing 9,560,830 book-entry ordinary shares, par value AR$1, representing 13.59% of the capital stock and votes of the Company; and

(iv)                             As a result of the incorporation of BAOF and PointArgentum as shareholders of the Company, the Shareholders are desirous to enter into this Shareholders’ Agreement in order to regulate their relationship as shareholders of the Company and execute an amendment to the Company’s bylaws, in accordance with the terms and conditions set forth in Exhibit I attached hereto.

NOW, THEREFORE, the Parties hereby agree to enter into the following agreement, which shall be ruled by these terms and conditions:

SECTION I

DEFINITIONS

1.1                               Definitions

Capitalized terms used herein and not specifically defined in the heading, recitals or elsewhere in this Agreement, shall have the meanings set forth below:

Shares: means the book-entry ordinary shares par value one Argentine Peso (AR$1) issued by the Company and which give the right to one vote per share. For the purposes of this Agreement and validity of the rights and obligations of the Parties hereto, the ownership of ADS by any of the Shareholders shall represent the ownership of Shares of the Company; consequently, ADS shall also be governed, mutatis mutandi, by any provision applicable to the Shares, and therefore, any reference in this Agreement to the Shares shall also be construed as a reference to the ADS.

Shareholders: means all of Mr. Weil, BAOF and PointArgentum.

Advances: means any advance payments on account of future issuance of Shares.

Affiliate: means, (a) with respect to any company, (i) any individual or legal entity that directly or indirectly controls such company; (ii) any legal entity that is directly or indirectly controlled by such entity; and (iii) any legal entity that directly or indirectly is under common control with the same individual or legal entity directly or indirectly controlling such entity, in either case on its own or together with other individuals or legal entities; and (b) with respect to any individual, any legal entity directly or indirectly controlled by such individual, or by such individual and/or his/her spouse or immediate relatives. For the purpose of this definition, the term “control” as used herein shall have the meaning set forth in Section 33 of the Argentine Companies Law.

Termination Notice: shall have the meaning set forth in Section 4.2.2 hereof.

Caja de Valores: means Caja de Valores S.A., the entity which acts as registration agent for the Company’s shares.

ICC: means the International Chamber of Commerce.

CNV: means the Argentine Securities Commission.

Supervisory Committee: shall have the meaning set forth in Section 3.8 hereof.

Audit Committee: shall have the meaning set forth in Section 3.9 hereof.

Compensation Committee: shall have the meaning set forth in Section 3.10 hereof.

Business Day: means any day other than a Saturday, Sunday or a day on which banking or financial institutions in the city of New York, United States of America and/or in the city of Buenos Aires, Argentina, are authorized or imposed by law to be closed.

Board of Directors: shall have the meaning set forth in Section 3.1 hereof.

US Dollars or US$: means the legal tender of the United States of America.

EBITDA: means all consolidated operating earnings of the Company calculated annually (last twelve months) arising from the audited annual financial statements prepared in compliance with the applicable accounting principles of the Company, corresponding to the fiscal year immediately prior to the date these earnings are calculated, before interest income and expense and other financial income statement such as currency differences, inflation adjustments, etc.; amortization of property, plant and equipment; amortization of deferred charges and intangible assets; other non-operating, non-recurrent or extraordinary income and/or expenses, such as reorganization expenses, damages or loss, etc., and the income tax expense for such term.

Bylaws: means the bylaws of the Company in full force and effect.

IPO date: means November 4th, 2010, the closing date of the initial public offering of the Company.

Argentine Companies Law: means the Argentine Companies Law No. 19,550 and its amendments.

Stock Market: means all stock markets where the Shares are currently being traded and/or will be traded in the future, either in Argentina or abroad.

Business: means the survey, planning, acquisition, design, development, construction, exploitation, trade and financial management of real estate projects either in Argentina or abroad.

Related Person: with respect to any individual or legal entity, as applicable, (i) spouse, people related by collateral and lineal consanguinity and affinity (within the fourth degree of consanguinity and within the second degree of affinity); (ii) directors, managers, or executives; and/or (iii) any legal entity in which such individual or legal entity, or any of (i) and/or (ii), directly or indirectly holds shares equal to 10% or more of the capital stock.

IPO Price: means the amount of US$2.2899 (United States Dollars two point 2899/10,000) per share (equivalent to AR$9.034 as subscription price converted into US Dollars at the exchange rate (buying rate) published by Banco de la Nación Argentina at the close of the IPO Date —US$1=3.9450—), obtained by the Company under the initial public offering of shares made in 2010.

Program: means the Medium-Term Note Program for the issuance of corporate debt securities from time to time of up to an aggregate principal amount outstanding at any time of US$50,000,000 (or its equivalent in other currencies), authorized by the CNV through Resolution No. 16,853 dated July 12, 2012.

SEC: means the Securities and Exchange Commission of the United Stated of America.

Market Value: means the highest figure resulting from the following: (i) multiplying the number of Shares by the IPO Price, and adding to such amount the result of applying a nominal annual interest rate of ten percent (10%) as from the IPO Date up to the actual payment of the amount corresponding to the involved Shareholder; (ii) multiplying the number of Shares by the price resulting from the weighted average closing price of the shares of the Company in the Buenos Aires Stock Exchange during the ninety (90) trading days prior to the Termination Notice; and (iii) the percentage representing the Shares by multiplying four times the EBITDA of the Company, pursuant to the last annual financial statement filed before CNV.

Block Transfer: means the transfer of Shares by any Shareholder, at any time, equal to or exceeding five percent (5%) of the capital stock and voting rights of the Company.

1.2.                            Further Provisions related to Definitions

For the purposes hereof, except as otherwise stated and/or required by the context: (i) all the terms defined shall indistinctively include the singular and the plural form; (ii) the terms “hereof”, “herein”, “by virtue hereof” and similar terms used in this Agreement shall refer to this Agreement as a whole (including its Exhibits) and not to any particular Title, Article, Section, Exhibit and/or other subsection of this Agreement; (iii) any reference to particular Titles, Articles, Sections, Exhibits and/or other subsections shall be considered as reference to Titles, Articles, Sections, Exhibits and/or other subsections of this Agreement; (iv) the terms defined herein shall have the meaning set forth in this Agreement whenever applied in any other documents issued in relation to this Agreement; (v) the term “including” and similar terms used in this Agreement, shall mean “including without limitation”; (vi) references to any law, executive order and/or rule shall be considered as a reference to such law, executive order and/or rule as amended from time to time, and includes the rules and regulations promulgated thereunder, as the same may also be amended from time to time; (vii) references to any agreement shall be deemed as reference to such agreement and its amendments; (viii) references to any person shall include the successors of such person; and (ix) Titles, Articles, Sections, Exhibits and/or other subsections in particular of this Agreement have only been included as references and shall not affect the meaning and/or interpretation of the provisions of this Agreement.

SECTION II

TRANSFER OF SHARES

2.1                               Transfer of shares

2.1.1                     Except for Section 2.7, Shareholders shall not transfer their shares of the Company, unless the transfer follows the proceedings set forth in this Section II.

2.1.2                     The transfer of Shares shall be deemed as any transfer, directly or indirectly, for whatever cause or reason, including swap, gift, assignment, and any transfer arising from merger or spin-off of companies, capital distribution or redemption, distribution of dividends in kind, non-capitalized capital contributions, preemptive rights, and transfer of debentures, corporate debt securities or convertible securities or any other securities entitled to acquire shares of the Company.

2.2                               No liens

The Shares shall not be subject to usufruct, pledge, lien, trust and/or guarantee trust, pledge of credits, antichresis or other lien, or subject to any attachment whatsoever, without prior consent of all of the Shareholders. Furthermore, irrevocable powers concerning voting rights shall not be granted. Any attachment or lien of a third party shall be lifted or replaced within thirty (30) days after the date of the levy. In case of foreclosure, the other Shareholders shall be entitled to acquire the Shares by matching the best offer made by the third party. The same restrictions shall be applied to the Advances on account of future issuance of Shares.

2.3                               Preemptive rights

In the event the Company increases its capital stock and/or issues new Shares and/or any other security that may be converted into Shares, all Shareholders shall be entitled to participate in these issuances as long as they respect the existing proportion for each share class present at the time of issuance. Shareholders shall be entitled to the preemptive right and to the right to increase shareholdings, within the class they belong to, and with the same preferences and privileges than the shares owned at the time of exercising the preemptive right.

2.4                               Right of First Refusal

(i)                           In the event that a Shareholder of the Company would have received a firm and binding purchase offer (hereinafter, “Firm Binding Offer”) and decides to transfer in whole or in part its Shares in the Company (hereinafter, the “Transferring Shareholder”) to the third party who made the offer (the “Acquiring Third Party”), the remaining Shareholders shall be entitled to buy the total number, but not less than the total, of the Shares subject to the transfer (the “Right of First Refusal”).

(ii)                        The Transferring Shareholder shall notify in writing to the remaining Shareholders (the “Non-Transferring Shareholders”) about its intention to transfer the shares (the “Transfer Notice”) together with the identity of the Acquiring Third Party and the terms and conditions of the transfer (the “Transfer Terms”). The Non-Transferring Shareholders shall within thirty (30) calendar days after delivery of the Transfer Notice (the “Preference Term”), notify the Transferring Shareholder in writing of their intention to acquire the total amount, and not less than the total, of the shares subject to the transfer and in compliance with the proposed Transfer Terms (the “Offer Acceptance”).

(iii)                     Upon expiration of the Preference Term, the Transferring Shareholder shall inform the Non-Transferring Shareholders if someone has stated its intention to acquire the shares subject to the transfer (the “Accepting Shareholders”) and, in such a case, the proportions pursuant to which the shares shall be acquired by each Accepting Shareholder. If the Right of First Refusal is exercised by more than one Accepting Shareholder, they shall acquire the transferring shares proportionally to their respective shareholdings in the Company.

(iv)                    The formal signing of the final documents (the “Transfer Documents”) and its corresponding transfer of shares shall take place within ninety (90) calendar days after expiration of the Preference Term.

(v)                       If the Preference Term expires and none of the Non-Transferring Shareholders exercises their Right of First Refusal, the Transferring Shareholder shall be entitled to freely transfer its shares to the Acquiring Third Party pursuant to the Transfer Terms. If the Transferring Shareholder does not sign the final documents of the purchase with the Acquiring Third Party within ninety (90) calendar days subsequent to the Preference Term expiration, the shares subject to the transfer shall not be transferred unless the proceeding above is carried out again.

(vi)                    In the event that, as a prior condition to the perfection of the transfer of shares, a governmental authorization is required and delays more than the ninety (90) day term contemplated above, the transaction shall be perfected within the term of thirty (30) days after the date the governmental authorization has been obtained. The provision contained in this paragraph shall be applied mutatis mutandi to all provisions contained in this Agreement establishing terms to perfect the share transfer.

(vii)                 Any new Shareholder, as a prior condition to the perfection of the transfer of shares, shall execute this Agreement accepting all of the rights and obligations corresponding to the Transferring Shareholder hereto.

2.5                               Tag-Along Right

In the event that any of the Shareholders hereto (the “Transferring Shareholder”) decides to transfer in whole or in part its Shares of the Company to a third party (the “Acquiring Third Party”), and any or all of the remaining shareholders (the “Non-Transferring Shareholders”) decide not to exercise their Right of First Refusal granted under Section 2.4, they shall be entitled to transfer together with the Transferring Shareholder, on a pro rata basis, their Shares in the Company (the “Tag-Along Right”).

The abovementioned Tag-Along Right shall be governed by the following provisions:

(i)                           The Transferring Shareholder shall notify the Non-Transferring Shareholders of its intention to transfer its Shares in writing (the “Transfer Notice”), and include the identity of the Acquiring Third Party and the terms and conditions of the transfer (the “Transfer Terms”). The Non-Transferring Shareholders shall, within thirty (30) calendar days after delivery of the Transfer Notice (the “Offer Term”), notify the Transferring Shareholder in writing of their intention to exercise the Tag-Along Right pursuant to the Transfer Terms (the “Offer Acceptance”).

(ii)                        In the event that any or all of the Non-Transferring Shareholders decide to exercise their Tag-Along Right, the formal signing of the final documents and the corresponding transfer of shares shall take place within ninety (90) calendar days after expiration of the Offer Term, together with the collection of the transfer price, pursuant to the Transfer Terms.

(iii)                     The Transferring Shareholder shall not transfer its Shares if the Acquiring Third Party does not allow for the participation of the Non-Transferring Shareholders in the terms of this Section.

2.6                               Acceptance of the Shareholders’ Agreement by the Acquiring Third Party

In the event of a transfer, the Acquiring Third Party shall expressly accept this Agreement, as a condition to the registration of the shares in the Stock Record Book of the Company, either kept by the Company or by Caja de Valores.

2.7                               Transfers to Affiliates

Sections 2.4 and 2.5 shall not be applied to a transfer of Shares from a Shareholder to an Affiliate of such Shareholder, provided that the Shareholder transfers the total amount of Shares, and that the Affiliate executes this Agreement. In this context, the transferring Shareholder shall notify the Company and the other Shareholders of the transfer, stating under oath that the assignee is an Affiliate, and shall attach a copy of this Agreement signed by the Affiliate, as proof of its acceptance. The Transferring Shareholder shall be held jointly and severally liable for the Affiliate’s fulfillment of the obligations arising hereunder, as well as for the obligations inherent in its capacity as shareholder of the Company, and shall not transfer the Shares of the Affiliate to any third party without following the provisions of Section 2.4 and 2.5 or without prior waiver in writing from the remaining Shareholders.

Upon breach of the provisions set forth in the paragraph above, the Non-Transferring Shareholders shall be entitled to a claim for: (i) the Assignee to acquire their Shares and Advances for the amount that would have been agreed upon, plus a fine of 30%; or (ii) the Assignee to sell their Shares and Advances for the amount that would have been agreed upon, with a discount of 30%. In all cases, the Transferring Shareholder shall be held jointly and severally liable for the fulfillment of the obligations undertaken by the Assignee.

2.8                               Sale of Shares in the Stock Market

The transfer of Shares made by any of the Shareholders in any Stock Market is excluded from Section 2.4 and 2.5, provided that these Shares are traded by a broker or similar agent authorized to act in the Stock Market, and that the transfer is carried out during the rounds of negotiation of the relevant Stock Market in compliance with the applicable provisions, except for the Block Transfer.

2.9                               Registration of restrictions on the transfer of Shares

The Stock Record Book of the Company, either kept by the Company or by Caja de Valores, shall contain the following statement:

“Sale, lien or any act of disposition of the shares owned by PointArgentum Master Fund LP, Bienville Argentina Opportunities Master Fund LP and Federico Nicolás Weil is restricted pursuant to the Shareholders’ Agreement entered into through the exchange of certain letters in May 2015 among PointArgentum Master Fund LP, Bienville Argentina Opportunities Master Fund LP and Federico Nicolás Weil, which is available to any person interested in performing any of these acts at the Company’s principal place of business.”

SECTION III

BOARD OF DIRECTORS AND SHAREHOLDERS’ MEETINGS

3.1                               Board of Directors

3.1.1                     The Shareholders will ensure that the Board of Directors is comprised of eight (8) regular members and eight (8) alternate members, who shall be appointed as follows:

(i)                           two (2) regular members and two (2) alternate members shall be appointed by Mr. Weil, provided that he owns at least 10% of the capital stock and voting rights of the Company;

(ii)                        two (2) regular members and two (2) alternate members shall be appointed by BAOF, provided that this Shareholder owns at least 10% of the capital stock and voting rights of the Company;

(iii)                     two (2) regular members and two (2) alternate members shall be appointed by PointArgentum, provided that this Shareholder owns at least 10% of the capital stock and voting rights of the Company;

(iv)                    two (2) regular members and two (2) alternate members shall meet the independent criterion set forth by the CNV, and shall be appointed by mutual consent of the Shareholders.

3.1.2                     Each of the Shareholders shall be entitled to appoint the same number of regular and alternate members to the Board of Directors of the subsidiaries of the Company.

3.2                               Appointment of Chairman and Vice-Chairman

The Chairman of the Board of Directors shall be appointed by Mr. Weil whereas the Vice-Chairman of the Board of Directors shall be appointed by PointArgentum.

3.3                               Vacant positions

In the event a seat on the Board of Directors of the Company is vacant for any reason whatsoever, it shall be undertaken by any of the alternate members appointed by the Shareholder who named the predecessor pursuant to Section 3.1. Furthermore, in case of resignation, absence or removal of any director (regular or alternate), the Shareholder who proposed his appointment shall be entitled to propose a new director to fill the vacant position. The Parties hereto shall be entitled, at any time, to replace the directors appointed by each of them in compliance with the terms of this Agreement.

3.4                               Board of Directors Meetings

Board of Directors meetings shall be convened at least five (5) calendar days in advance. Notice of the meeting shall be duly served to the domiciles of the members of the Board, via fax (with confirmation receipt) or email (with acknowledgment of receipt, to the email address registered by each Director), stating the date, place and time and the agenda for the meeting. Any supporting documentation necessary to understand the agenda shall be distributed to the Directors, together with the call notice and the corresponding agenda and, if required, all documents shall be translated and submitted to the Directors in English. Noncompliance with the minimum term of the notice of meeting, as well as the remaining requirements set forth herein, shall be considered as grounds for nullity of the meeting. It is herein expressly agreed that the Directors may participate in the Board of Directors’ meetings either in person or remotely, or by any other means of simultaneous transmission of sound, images or words, and in either case may be accompanied by an advisor when necessary, however, the advisor shall not be allowed to speak or vote at the Board of Directors’ meeting. Notwithstanding the legal obligation to record a minutes of the Board of Directors in the Board of Directors’ minute book, the Company hereby agrees to deliver to the members of the Board of Directors, within five (5) days as from the date of the meeting, an English version of the corresponding minutes.

3.5                               Special Majority Vote at Board of Directors Meetings

The Board of Directors shall adopt its decisions by a special majority vote of its members (considering that the Chairman and Vice-Chairman of the Board of Directors shall have a double vote in case of a tie), except for the following matters, which shall require a favorable vote of at least six (6)

Directors and, additionally, a favorable vote of at least one (1) Director appointed by each of the Shareholders:

(i)                                   Summon a shareholders meeting to approve any capital increase of the Company, public offering of the Company’s shares, merger, spin-off, dissolution and/or liquidation of the Company, and/or amendment to the Company’s Bylaws.

(ii)                                Approval of the final terms and conditions (including, without limitation, the premium on share issue) of any increase in capital stock the determination of which has been delegated to the Board of Directors by the shareholders, as well as the manner of placement;

(iii)                             Acquisition of any real property for development or investment purposes, or purchase options thereon in an accumulated amount or premium in excess of US$1,000,000;

(iv)                            Sale of property in excess of US$500,000, except for the sale of property in the ordinary course of business under the project conditions approved by the Board, or sale of equities;

(v)                               Create, grant, amend and/or approve any plan, schedule and/or policy of compensation and/or benefits of the Company, based on options and/or interests in capital stock of the Company following a recommendation by the Compensation Committee;

(vi)                            Performance of new developments or expansion of existing projects, approval of financial feasibility studies for said development or expansion, launching projects to the public or reduction of retail selling prices by more than 5% of the sale price approved by the Board of Directors, except in the event that the total amounts discounted, per project and per year, do not exceed the equivalent in Argentine Pesos of US$500,000;

(vii)                         Approval of the annual budget, annual business plan and its updates, and budgetary deviations in excess of 20%;

(viii)                      Execution of individual acts or series of acts that in the aggregate cause the Company’s indebtedness to increase by an amount in excess of 50% of the net equity of the Company;

(ix)                            Approval of investments not related to the real estate or mortgage business in Argentina;

(x)                               Any decision made in connection with mergers, spin-offs, reduction of capital, and Company’s withdrawal from public offering, listing, or trading;

(xi)                            Any issues related to the dividend policy or decisions with respect to profit sharing policies;

(xii)                         Any amendment to the exclusivity agreement entered into by Mr. Weil and the Company in connection with real estate projects and exercise of rights granted thereunder in the event of non-compliance;

(xiii)                      Approve and/or ratify a petition for the Company’s own bankruptcy and/or the filing of bankruptcy reorganization proceedings, and/or the execution by the Company of an out-of-court discount with creditors;

(xiv)                     Make loans, advances or grant guaranties, except for any reasonable advances to suppliers and employees;

(xv)                        Acquisition or sale of interests in other companies, consortia or joint ventures;

(xvi)                     Create liens over the assets of the Company;

(xvii)                  Determine the Company’s policies regarding insurance;

(xviii)               Grant powers of attorney for acts of administration and disposition;

(xix)                     Approve transactions between the Company and any of its Directors, Shareholders or managers, or any other Related Person or Affiliate of any Shareholder, Director or manager, as well as transactions related to the Company’s business, and even when the transaction in question, because of its characteristics, should not be considered as a transaction between related parties pursuant to the provisions of Section 72 and 73 of Law No. 26.831;

(xx)                        Any material change in the accounting policies, practices, methods or principles of the Company;

(xxi)                     Any transaction or series of transactions that has a material tax impact and/or foreign exchange control impact on the Company;

(xxii)                  Cancel, terminate and/or modify in any way whatsoever the Amended and Restated Deposit Agreement executed by and between the Company and the Bank of New York Mellon on February 7th, 2011, regarding the deposit and escrow of the ADS, as well as any other agreement or policy of the Company in connection with the ADS program; and

(xxiii)               Approve and/or adopt any of the abovementioned decisions set forth in this Section in relation to any subsidiary or Affiliate of the Company.

3.6                               Compensation

Directors shall receive market-based compensation determined by the Shareholders from time to time. Each Shareholder shall reimburse Directors and Auditors, appointed by each Shareholder, for any expenses incurred for attending Board or Audit Committee meetings.

3.7                               Special Majority Vote at Shareholders’ Meetings

3.7.1                     All decisions shall be adopted in compliance with the majorities contemplated in the Argentine Companies Law and Bylaws of the Company, however, the following decisions shall require, either at first or second call, the attendance and favorable vote of the total number of Shareholders:

(i)                                   Amendments to Bylaws and any other matters included in Section 244, last paragraph, and Section 197 of the Argentine Companies Law;

(ii)                                Capital increases, including the capital increase within the fivefold;

(iii)                             Sale or lien of all or a material part of the Company’s assets;

(iv)                            Issuance of corporate debt securities or any other debt instrument issued as serial debt instruments including, without limitation, any renewal and/or extension of the Program;

(v)                               Establish the compensation of the Board;

(vi)                            Annual appointment of the Company’s auditors;

(vii)                         Dividend statement; and

(viii)                      Any act detailed in Section 3.5, in the cases in which either in compliance with the governing law or for any other reason, such decisions were referred for consideration at the shareholders’ meeting of the Company.

3.7.2                     In order to comply with Section 3.7.1, prior to the meetings of the Company in which one or more decisions contemplated above will be made, the Shareholders shall agree in writing whether they will approve or dismiss the decision; Shareholders shall attend the meeting and vote proportionally to their shareholdings in the Company in favor of the decision mutually agreed by them pursuant to said Section. In the event the Shareholders fail to agree in writing of their intention to approve or dismiss the decision in such meeting, the Shareholders shall vote in favor of the dismissal of the decision.

3.8                               Supervisory Committee

The auditing of the Company shall be carried out by the Supervisory Committee, comprised of three (3) Regular auditors and their respective Alternate auditors, and each Shareholder shall be entitled to appoint one (1) Regular auditor and one (1) Alternate auditor. The chair of the Supervisory Committee shall rotate among the Auditors appointed by the Shareholders.

3.9                               Audit Committee

The Company shall have an Audit Committee comprised of three (3) members, two (2) of whom shall be independent members of the Board, with a third (non independent) member to be appointed upon proposal by PointArgentum.

3.10                        Compensation Committee

The Board shall create a Compensation Committee comprised of three (3) members. Each Shareholder shall appoint one (1) member of the Compensation Committee. This Committee shall adopt its decisions by absolute majority of its members, provided, however, that the member appointed by BAOF shall have the right to veto the creation, granting, modification and/or approval of any plan, program and/or policy of compensation and/or benefits of the Company. Furthermore, the Compensation Committee shall be entitled to act as the Management Committee on any stock option plan for Executives and Directors approved by shareholders’ meeting of the Company dated October 30, 2009, and filed with the CNV in 2013 under file No. 2047/13, and any other similar plan existing at present or that might exist in the future, reserving the power to determine the enforceability and implementation of such plans and further issuance of plans to any executive of the Company.

3.11                        Appointment and removal of CEO, CFO and certain executives of the Company

3.11.1              The highest ranking executive in charge of managing and administrating (the “CEO”) the Company is and shall be Mr. Weil, until his substitution pursuant to Section 3.11.2 hereinafter.

3.11.2              Removal of Mr. Weil as CEO of the Company shall be decided by favorable vote of at least six (6) members of the Board, either “with or without reasonable cause.” Therefore, removal with “reasonable cause” shall exist under the following events: (i) misconduct in his duties (willful or negligent) causing material damage to the Company as a consequence of his action; or (ii) willful and malicious abandonment of his duties for a term exceeding one (1) month without any reason whatsoever; or (iii) breach or violation of any law and/or rule applicable to Mr. Weil personally, or breach and/or violation of which exclusively results in a breach and/or violation of the Company of any law and/or rule applicable to the Company, provided that such breach and/or violation, either in its nature or extent, causes or may cause reputational damage to the other Shareholders and/or the Company; or (iv) breach or violation of any duties under his capacity as director of the Company; or (v) incur in any conduct qualified as dishonest, disloyal and guilty against the Company and/or its shareholders, declared by a final court order of any applicable court.

3.11.3              In the event of removal “with reasonable cause,” Mr. Weil shall not be entitled to claim any compensation or damage whatsoever due to his termination in his capacity as CEO of the Company.

3.11.4              In the event of removal “without reasonable cause,” pursuant to the preceding Section 3.11.2, Mr. Weil shall be entitled to:

(a)    a claim for severance pay by the Company contemplated under the applicable labor laws, as well as a claim for special compensation equivalent to one (1) time the severance pay contemplated under the applicable labor laws. For instance, in the event Mr. Weil receives a severance pay of AR$800,000, the special compensation shall be AR$800,000. Payment of such special compensation shall be carried out without deducting any amount arising from the application of any en banc decision “Vizzoti, Carlos Alberto v. Amsa S.A, on dismissal” and “Tulosai, Alberto Pascual v. Banco Central de la República Argentina, Law 25.561” or other judicial decisions or legal rules rendered from time to time and aimed to reduce the calculation base of the legal severance pay; and

(b)    consider any share, option, plan and/or special compensation granted by the Company and any of its related companies in favor of Mr. Weil, as fully earned and acquired, with their terms to be automatically accelerated, and such plan be paid and/or received jointly with the compensation mentioned in the preceding subsection (a).

3.11.5              The highest ranking executive in charge of the financial area (the “CFO”) of the Company shall be appointed and/or removed upon proposal of Mr. Weil. Notwithstanding the above, BAOF shall be entitled to (i) veto the appointment of a new CFO of the Company, and (ii) appoint and/or remove one comptroller, who shall have unlimited access to the financial, accounting and operating information of the Company, and shall directly report to the non-independent member of the Audit Committee.

3.11.6              The Board of the Company shall approve any appointment of front line managers and key individuals, either for the Company or for its subsidiaries.

3.12                        Access to Information

3.12.1              The Company and Mr. Weil agree to provide the following information to BAOF and PointArgentum:

(i)                                   A copy of all reports the General Administration delivers to the members of the Board appointed by Mr. Weil;

(ii)                                A copy of all reports the auditors deliver to the General Administration and to the members of the Board appointed by Mr. Weil;

(iii)                             A copy of the annual budget projection, within thirty (30) days prior to the beginning of the year, and quarterly updates within thirty (30) days as from the end of each quarter; and

(iv)                            Any other information as BAOF and/or PointArgentum may reasonably require.

3.12.2 The Shareholders shall have open access to all facilities of the Company and be entitled to obtain, at their own expense, all necessary information. For such purpose, they may examine and obtain a copy of all corporate books, documents and files, whether related to accounting or any other matter. The exercise of this right shall not interfere with the operations of the Company. Any Director of the Company shall be entitled to meet with the auditors in order to receive information and/or request an explanation regarding the auditor’s opinions or reports. Furthermore, any Director of the Company shall be entitled to request, from the Company’s executives and employees, any operating, administrative, accounting or financial information or any other information necessary to adequately exercise his functions.

3.13                        Responsibility of Directors and Auditors

Each Shareholder has agreed to require the Directors and Auditors appointed hereto to comply with the provisions contemplated in this Agreement. Furthermore, each Shareholder shall be liable for their acts, and shall not hold the remaining Parties liable for any damage that might arise from the acts or omissions of the Directors and Auditors appointed by such Shareholder during the exercise of their functions.

SECTION IV

DEFAULT

4.1                               Events of Default

For the purposes hereof, the following events shall be considered as events of default by any of the Shareholders:

(i)                                   Any default in the obligations undertaken hereunder;

(ii)                                (a) admits in writing the inability to pay its debts, in general or as they mature, (b) files a voluntary bankruptcy petition, a reorganization proceeding, a prepackaged proceeding, or any other similar proceeding, (c) fails to obtain relief from a bankruptcy petition within sixty (60) days as from the date of service, (d) makes an assignment for the benefit of creditors, and/or (e) adopts a corporate resolution to implement or facilitate, conditionally or not, any of the above events;

(iii)                             Transfers, sells or liquidates, or intends to transfer, sell or liquidate, all or a material part of its assets;

(iv)                            Is subject to a court order stating: (a) the appointment of a judicial auditor or administrator responsible for the corporate administration or the administration of a significant part of its business and assets, and/or (b) the dissolution or liquidation of its business, activity and/or legal entity;

(v)                               Its dissolution or liquidation for any reason whatsoever;

(vi)                            Incurs a breach of the agreement with the Company and/or any other Shareholder and/or other Affiliate of the Company and/or any other Shareholder, provided that such default is relevant for the business and interests of the Company and/or the other Shareholder, whether declared or not by the Company or by the other Shareholder; and/or

(vii)                         Issues a favorable vote, gives instructions for a favorable vote, or a Director or Auditor appointed upon proposal of such Shareholder issues a favorable vote, on a motion at a meeting of the Board or from the Board implying a contradiction or a default of any of the provisions hereunder.

Any of the preceding events (i) to (vii) shall be regarded as “Default” hereunder.

4.2                               Notice of Default. Procedure

4.2.1                     The other Shareholders (the “Non-Defaulting Shareholders”) shall notify the Shareholder who incurred a default (the “Defaulting Shareholder”) about the existence of a Default (the “Notice of Default”) indicating its cause. The Defaulting Shareholder shall have forty five (45) calendar days after delivery of the Notice of Default to cure the Default.

4.2.2                     Upon expiration of the term of forty five (45) calendar days, if the default has not been cured by the Defaulting Shareholder, any Non-Defaulting Shareholders shall be entitled to:

(i)                                   Demand the Defaulting Shareholder to cure the Default and receive from the Defaulting Shareholder compensation equal to the damages caused to the Non-Defaulting Shareholders;

(ii)                                Refer the dispute to arbitration pursuant Section 6.8 hereof, with the sole and exclusive purpose of determining if the Defaulting Shareholder has incurred any event of Default contemplated herein; and/or

(iii)                             Declare this Agreement terminated for the Defaulting Shareholder, giving prior notice to the Defaulting Shareholder in writing (the “Termination Notice”), specifying which of the options contemplated in Section 4.2.5 below the Non-Defaulting Shareholder wishes to exercise.

4.2.3                     In the event the Defaulting Shareholder would have cured the Default upon expiration of the term of forty five (45) calendar days, the Non-Defaulting Shareholders shall only be entitled to a claim for damages caused by the Default.

4.2.4                     In case the Default is referred to arbitration in order to determine its existence and occurrence, and judgment is rendered in favor of the Non-Defaulting Shareholders, the Non-Defaulting Shareholders shall be entitled to: (i) demand that the Defaulting Shareholder cure the Default and pay a compensation for damages, or (ii) serve a Termination Notice to the Defaulting Shareholder, specifying which of the options set forth in Section 4.2.5 below the Non-Defaulting Shareholder wishes to exercise.

4.2.5                     Considering the events set forth in Section 4.2.2(iii), any of the Non-Defaulting Shareholders shall be entitled to serve a Termination Notice and choose to: (i) acquire all the Shares owned by the Defaulting Shareholder, at the Market Value on the date of the Termination Notice, expressed in US dollars, with a reduction of 25% as fine; or (ii) transfer its own Shares to the Defaulting Shareholder, at the Market Value on the date of the Termination Notice, expressed in US dollars, with interest of 25% as fine; or (iii) rescind this Agreement and file a claim for the corresponding damages.

4.2.6                     Any transfer or acquisition contemplated in Section 4.2.5 shall take place within ninety (90) days as from the delivery of the Termination Notice. The Shares shall be transferred free from any pledge, lien or restriction of any nature.

SECTION V

REPRESENTATIONS

5.1                               Representations

Each Party represents and warrants to the other Parties, as of the date hereof, that:

(i)                           It has full capacity and the necessary authorizations, permits, licenses and/or grants to carry out the current commercial activity, to hold and dispose of the assets and to execute and comply with the obligations under this Agreement;

(ii)                        There is no approval, authorization and/or consent required by the rules in force, or any other governmental authority, and/or by any third party, that should be obtained in order to enter and execute this Agreement and comply with the obligations under this Agreement, that has not been granted;

(iii)                     That the obligations undertaken under this Agreement are valid, legal and enforceable pursuant to their terms and conditions; and

(iv)                    That this Agreement has been duly executed by each Shareholder.

SECTION VI

MISCELLANEOUS

6.1                               Entire agreement

6.1.1                     The Shareholders hereby agree to employ all necessary measures (including, without limitation, cause the Company to call for a shareholder’s meeting, vote accordingly in the corresponding meeting, and cause the executives of the Company to carry out the necessary acts) in order to approve and register before the corresponding registries the amendment to the Bylaws in the terms attached as Exhibit I hereto, within ninety (90) calendar days as from the date hereof.

6.1.2                     In the event of any inconsistency between this Agreement and any provision of the Bylaws, this Agreement shall prevail. In the event that, due to the observations made by the Office of Corporations (IGJ), the CNV or any other applicable administrative or judicial authority, there is a requirement to make a modification to the amendment to the Bylaws attached as Exhibit I hereto, the Parties agree to amend this Agreement as necessary to maintain such enforceable provisions in compliance with the modifications required by the applicable authority.

6.1.3                     This Agreement comprises all Shares issued by the Company currently owned by the Shareholders, and shall extend to other Shares of the Company that any of the Shareholders or Affiliates may acquire, for whatever cause or reason, during the entire term of this Agreement.

6.2                               Assignment

None of the Parties shall, for any reason whatsoever, assign and/or transfer its rights and obligations under this Agreement, unless in compliance with Section II. This Agreement shall be binding upon Mr. Weil’s respective heirs, successors and permitted assigns, who shall unify their representation in order to exercise the rights under this Agreement as well as the corporate rights, by virtue of section 209 of the Argentine Companies Law.

6.3                               Exclusive Rights. New Business

Mr. Weil has agreed to employ his best efforts to succeed in the business of the Company, and has agreed to encourage through the Company, during the entire term of this Agreement, all business opportunities on any sector or activity related to the Business that may be presented or known by him (the “New Business”). For such purpose, in case Mr. Weil identifies a New Business, he shall submit the matter to the Board, including all necessary information, to allow the Board to adopt a fair and grounded decision. Mr. Weil hereby acknowledges that this commitment is related to the duty of loyalty to the Company that all Directors and chief executives shall have, and is aimed at assuring the Company of the capitalization of the opportunities generated through its Directors and executives.

6.4                               No Competition

6.4.1                     During the entire term of this Agreement and up to two (2) years as from (i) termination of his capacity as director or CEO of the Company; or (ii) not being entitled to appoint directors of the Company under the terms of Section 3.1.1(i) hereof, Mr. Weil shall not, on his own behalf, or through an Affiliate or Related Person, actively participate (either as direct or indirect shareholder, partner, director, employee, trustee, advisor, consultant, lender, or in any other capacity) in any activity related to the Business (the “Competing Activity”). This obligation includes refraining from recommending the personnel to be hired by a third party, and vice versa, to recommend the personnel to apply for a third party search job. In addition to Section IV, any default hereunder shall lead to a special compensation in favor of the other Shareholders of the Company, for an amount equal to thirty percent (30%) of the total annual billing of the business directly or indirectly carried out by Mr. Weil and/or any Affiliate or Related Person in competition with the Business of the Company. Mr. Weil hereby states that this section is based on the knowhow and trade secrets known by Mr. Weil regarding the Business of the Company, in his capacity as CEO and President of the Company from its creation, and the need to protect the Business of the Company during a reasonable term upon the event of termination of Mr. Weil’s capacity as CEO or director of the Company.

6.4.2                     Sections 6.3 and 6.4.1 shall not prevent, in any way, Mr. Weil from administering personal or familiar businesses, which are not considered a Competing Activity for the purposes hereof; provided, however, that (i) prior to the performance, Mr. Weil has duly informed the Board about the existence of such business; (ii) such businesses do not entail, in any way whatsoever, the development and/or commercial exploitation of the real estate projects or assets over five thousand marketable square meters (5,000 m2); and (iii) regarding such business, Mr. Weil is a passive investor, and does not participate in the management or administration of the businesses.

6.5                               Confidentiality

During the entire term of this Agreement and for a term of two (2) years after termination hereof for any reason, the Parties hereto agree not to disclose the information acquired by reason or under their relationship with the Company, including, but not limited to, this Agreement and any other corporate, technical, accounting, economic or financial information of the Parties or the Company, its schedules, methods, techniques, drawings, procedures, portfolio of current or potential suppliers or customers. The following information is excluded from the application of this Section: (i) all information that, at the time of disclosure, is in the public domain; (ii) all information that is required to be disclosed to a competent authority pursuant to any legal obligation, including, without limitation, CNV, SEC or any other Stock Market where the Shares are traded, listed or negotiated; (iii) all information that is required to be disclosed to the respective advisors in the performance of their functions, prior to execution of a confidentiality agreement; (iv) all information that is required to be disclosed to the applicable court or arbitration panel in order to exercise the rights contemplated in this Agreement; or (v) in the case of Shareholders, if applicable, all information required to be disclosed to their investors, or to the public in general in compliance with the applicable regulation. None of the Parties shall publicly announce the execution of this Agreement without the consent of the other parties, being the Parties obliged to agree on the information to be disclosed to the CNV, SEC or any other Stock Market where the Shares are traded, listed or negotiated, and to any other competent authority.

6.6                               Domiciles and Notices

All notices, resignations, claim, or other communications required or permitted by this Agreement, shall be in writing and delivered by telegram with acknowledgment of receipt or by any other means with return receipt.

To all legal effects, the Parties hereto establish their domiciles at:

Federico Nicolás Weil

Av. Raúl Scalabrini Ortiz 3333, 1st floor

City of Buenos Aires (1425)

Telephone: +54 11 4801 5517

Attention: Federico Nicolás Weil

Email: federicoweil@tglt.com

Bienville Argentina Opportunities Master Fund, LP

405 Lexington Avenue, 34th floor

New York, NY 10174

Tel. +1 212 226 7348

Attention: Mr. Ralph Reynolds

Email: ralph.reynolds@bienvillecapital.com

donald.stoltz@bienvillecapital.com

With copy to:

González & Ferraro Mila

Juan María Gutiérrez 3765, 4th floor

City of Buenos Aires (1425)

Tel. +5411 5237 1010

Attention: Pablo Melhem

Email: pam@gfmlegal.com

PointArgentum Master Fund LP

40 W 57th St.

New York, NY10019

Tel: + 1 212 830 7051

Attention: Joshua Samuelson

Email: josh@pointstate.com

alfred@pointstate.com

With copy to:

Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h)

Suipacha 1111, 18th floor

City of Buenos Aires (1008)

Tel: +5411 4114 3026

Attention: Diego Serrano Redonnet

Email: dsr@pagbam.com.ar

Notwithstanding the above, notices given in person to the members of the Board in respect of Board meetings shall be served at the domiciles established by the Directors. The Parties hereto are entitled to change their representatives or domiciles established for such purpose, by notice to the other Parties given at least ten (10) Business Days in advance.

6.7                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Argentina.

6.8                               Jurisdiction

The Parties hereto agree to make their best reasonable efforts to resolve any controversy arising from, or in relation to, this Agreement. If the Parties do not reach an agreement and the controversy continues, the Parties hereby expressly agree to refer the dispute to the ICC Rules of Arbitration. The arbitration panel shall be comprised of three (3) arbitrators, appointed as follows: (i) each of the Parties involved in the controversy shall appoint one arbitrator, and if any of the parties fail to appoint the arbitrator within twenty (20) Business Days as from the notice of appointment, the arbitrator shall be appointed by the ICC; (ii) a third arbitrator, acting as the chairman of the arbitration panel, shall be appointed by the two arbitrators named under paragraph (i), and if the arbitrators fail to appoint a third arbitrator within twenty (20) Business Days after the appointment of the last arbitrator, the third arbitrator shall be appointed by the ICC; and (iii) each arbitrator shall be and remain, at all times, impartial and independent in relation to each of the Parties during the entire arbitral proceedings. The arbitrators shall resolve the controversies between the Parties under, or in relation to, this Agreement. The seat of the arbitration shall be in the City of Buenos Aires, Argentina, and shall be conducted in Spanish language. Notice to the defendant shall be served pursuant to Section 8.1 below. Proceedings seeking enforcement of any arbitration award may be filed with any court having competent jurisdiction over the party against whom the action is filed. If the action is filed before any court in Argentina, any such Party irrevocably waives any right to demand the posting of bond (“excepción de arraigo”).

6.9                               Notices

The Company shall be notified about and provided with a copy of this Agreement. The Company (i) shall take note of this Agreement in the minutes of a Board meeting; (ii) shall take the necessary steps to record the statement set forth in Section 2.9 hereinabove in the Stock Record Book of the Company; and (iii) shall present CNV with a copy of the Agreement and a material event note informing execution thereof (in terms satisfactory to the Shareholders), in accordance with the provisions of Section 99 (h) of Law No. 26.831.

6.10                        Interpretation

Each Party hereby represents and warrants and covenants to the other Party that such Party (i) has read and understands the terms and provisions of this Agreement; (ii) has been advised, and has had the opportunity to consult with an independent legal counsel of its choosing with respect to this Agreement; and (iii) has entered into this Agreement voluntarily based on its own criteria and the criteria of its legal counsel. In addition, each Party hereby states that it has been represented by counsel of its own choice, in relation to the decision to execute this Agreement in the terms and conditions set forth herein. The Parties agree not to apply the rule contra proferentem of contractual interpretation in this Agreement; in other words, any uncertainty or inconsistency in this Agreement shall be settled pursuant to the best reasonable interpretation, and not strictly in favor or against one of the Parties by virtue of any potential authorship of such Party regarding any provision of this Agreement or any of its drafts. This Agreement incorporates certain provisions, exhibits and other documents by reference. All provisions, exhibits and documents shall be entirely interpreted as an integral part of this Agreement.

6.11                        Waiver and Amendments

Any delay or omission by any of the Parties in the exercise of their rights shall not be construed as a waiver of such rights. Any waiver of the Parties or consent to the acts or omissions of the other party and, in general, any amendment to this Agreement, shall be mutually agreed by the Parties in writing.

6.12                        Severability

The nullity of any provision of this Agreement shall not affect the validity of the entire Agreement, and the remainder shall continue to be valid and enforceable among the parties. If any term or provision is found by any applicable court to be invalid, illegal or otherwise unenforceable, the same shall only be applied to such term or provision and, consequently, shall not affect the validity and enforceability of the other terms and/or provisions hereof, provided that: (i) the intention of the Parties to execute this Agreement may be effectively fulfilled without the provisions declared null, void and unenforceable, or (ii) the Parties have mutually agreed to amend such term or provision to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest extent permissible the intent and agreements of the parties herein set forth.

6.13                        Term and Termination

This Agreement shall become effective on the last date when accepted by the addressees of the Offer, and shall remain in full force an effect until its termination as a result of any the following events:

(i)                           Liquidation, dissolution, prepackaged proceedings or bankruptcy of the Company;

(ii)                        If mutually agreed by the Parties in writing;

(iii)                     If any Shareholder exercises the Right of First Refusal and acquires the total shareholdings of the remaining Shareholders;

(iv)                    Regarding any Shareholder, the moment at which the Shareholder ceases to be a party of the Company pursuant to the provisions of this Agreement; or

(v)                       In relation to the Defaulting Shareholder, subject to the terms of Section 4.2.

*   *   *

EXHIBIT I

Amendment to the Company’s Bylaws

ARTICLE 1: NAME. The name of the company is TGLT S.A.

ARTICLE 2: REGISTERED OFFICE. The company’s registered office shall be located in the City of Buenos Aires.

ARTICLE 3: DURATION. The term of duration of the company shall be 99 years after the date of registration with the Public Registry of Commerce.

ARTICLE 4: PURPOSE. The company’s purpose is to carry out the following activities, on its own behalf, on behalf of third parties, or in conjunction with third parties, in Argentina or abroad, on the company’s own property or on third-party property: management of real estate projects, urban development projects; planning, assessment, scheduling, formulation, development, implementation, administration, coordination, supervision, management, organization, direction and execution of real estate related businesses; exploitation of brands, patents, methods, formulas, licenses, technologies, know-how, models and designs; marketing in any manner, whether through purchase, sale, barter, consignment, agency, storage, fractioning, subdivision, division into plots, administration, distribution, lease or brokerage of real and personal property and related services; granting guaranties and/or sureties in favor of controlled and related companies; studying, planning, projecting, giving advice in connection with and/or executing any and all private and/or public works, whether national, provincial and/or municipal, on rural property, urban residential property, offices, stores, neighborhoods, urbanizations, roads, engineering and/or architectural work generally, administering them, making drawings and plans, participating in bidding processes for public and private works, and taking over works already under construction; importing and exporting construction machinery, tools and materials, and any activities, whether now or hereafter existing, specifically related to the construction industry. For that purpose, the company may: (i) hold interests and/or make investments in any kind of companies, consortia, joint ventures and any other form of association or partnership contracts fully or partially related to the company’s purpose, (ii) act as manager and/or provide management services, or as operator, sponsor and/or developer, for the benefit of other companies engaged in the real estate business and/or real estate funds, real estate trusts or other collective investment vehicles designed to invest in real estate projects or businesses in any sector and/or segment; (iii) act as financial or non-financial trustee; (iv) accept and exercise mandates, commissions, agencies and/or business representations; and (v) set up agencies, branches, establishments or other types of representation in Argentina or abroad. Additionally, in order to be able to achieve its corporate purpose, the company will have the express power to secure performance of the obligations of controlled and related companies, including by means of security interests on property. The company may generally engage in administration and development of businesses, trusts and companies related to the company’s purpose, expressly excluding the ability to give advice in connection with any matters and/or activities that must be conducted by licensed professionals in accordance with applicable law.

ARTICLE 5: CAPITAL STOCK. The capital stock is seventy million three hundred and forty-nine thousand four hundred and eighty-five Pesos (AR$70,349,485), represented by 70,349,485 book-entry ordinary shares with a par value of AR$1 per share, carrying the right to one vote each. If and when the company is authorized to publicly offer and/or list all or any part of its shares in Argentina, the company may increase its capital stock by decision of the shareholders adopted at a general meeting, without limitation as to amount and without the need for any amendment to the Bylaws, and any changes in capital stock and in the classes of shares shall be reflected in the company’s financial statements as required by applicable legal and regulatory provisions. The company may publicly offer its shares on any stock exchange or market in Argentina or abroad, in compliance with all applicable requirements. The company’s shares may be ordinary or preferred, with or without a premium, as resolved at the time of issuing any such shares. The company’s shares may or may not carry the right to vote, the right to preferential dividends, which may or may not be cumulative, depending on the terms of issuance. Subscription of new shares shall be governed by the provisions of Section 194 of Law No. 19.550; shareholders will have a preemptive right in proportion to their respective shareholdings, and will have a right of first refusal. Additionally, the company may issue stock options or securities convertible into shares.

ARTICLE 6: DEFAULT IN PAYMENT OF SHARES. In the event of default of payment of shares, the Board may choose any of the procedures contemplated by Section 193 of Law No. 19.550.

ARTICLE 7: MANAGEMENT AND REPRESENTATION. (I) The company’s affairs shall be managed by a Board of Directors comprised of eight (8) regular directors and eight (8) alternate directors. At least two (2) regular directors and two (2) alternate directors shall meet the independent director requirements in accordance with the rules of the Argentine Securities Commission. Whenever an alternate director is appointed, a record shall be kept as to which regular director he shall replace in the event of a vacancy and, if a vacancy exists in the company’s Board for any reason, it shall be filled by such alternate director. (II) Directors shall remain in office for three (3) fiscal years and may be reelected an indefinite number of times; they shall remain in office until their successors are elected. Regular and alternate directors shall be elected by the majority of votes at a General Meeting of Shareholders. (III) Irrespective of the provisions of VIII below, the amount of compensation payable to the directors shall be established by the shareholders. (IV) All directors, irrespective of their place of residence, shall establish an address for notices in the City of Buenos Aires or in the greater Buenos

Aires area, where written notice of Board meetings shall be served, either in person or via fax (with confirmation of receipt). The Board shall meet at least once a month, or more frequently, at the request of any regular director or any member of the Supervisory Committee. Any regular director or any member of the Supervisory Committee may by written notice, stating thereon the items to be discussed, ask the Chairman to call a meeting. In any such case, the meeting shall be called within five business days following receipt of any such request. If the meeting is not called as aforesaid, it may be validly called by the requesting party. (V) At least five (5) days’ prior written notice of all meetings shall be given via fax (with confirmation of receipt) or email (with acknowledgment of receipt, addressed to the email address provided by each director), stating thereon the date, time, place and agenda of the meeting, and accompanied by the requisite documentation in connection with the various items on the agenda. Failure to meet any such requirements shall operate to nullify the notice, except where circumstances reasonably require that a shorter notice be given. (VI) At their first meeting, the directors shall appoint a Chairman and a Vice Chairman of the Board from among the Board members. In the event of death, absence or resignation of the Chairman, he shall be replaced by the Vice Chairman. In the event of death, absence or resignation of both the Chairman and the Vice Chairman, the directors shall appoint a substitute from among the Board members, who shall remain in office until the next organization of the Board, or until the Chairman or the Vice Chairman returns, depending on the reasons for his absence. (VII) Except as provided below in this section VII, Board meetings shall be validly held and decisions shall be validly made, in connection with all matters vested to the Board by these Bylaws, if an absolute majority of Board members are present, whether in person or remotely. Decisions at Board meetings shall be made by the absolute majority of the directors present thereat (whether in person or remotely) (and in the event of a tie, the Chairman and the Vice Chairman shall have a second vote); provided, however, that at least six (6) directors must be present at a meeting in order for the following matters to be discussed and for the following resolutions to be adopted, which may be adopted solely with the affirmative vote of at least six (6) directors: (i) call a meeting of shareholders for the purpose of approving any capital increase, public offer of the company’s shares, merger, spin-off, dissolution and/or liquidation of the company, and/or amendment to the company’s Bylaws; (ii) approve the final terms and conditions (including, without limitation, a premium on share issuance) of any increase in capital stock the determination of which has been delegated to the Board by the shareholders, as well as the manner of placement; (iii) acquisition of any real property for development or investment purposes, or purchase options thereon in an accumulated amount or premium in excess of US$1,000,000; (iv) sale of property in excess of US$500,000, except for the sale of property in the ordinary course of business under the project conditions approved by the Board, or sale of equities; (v) create, grant, amend and/or approve any plan, schedule and/or policy of compensation and/or benefits of the company, based on options and/or interests in capital stock of the company following a recommendation by the Compensation Committee; (vi) performance of new developments or expansion of existing projects, approval of financial feasibility studies for said development or expansion, launching projects to the public or reduction of retail selling prices by more than 5% of the sale price approved by the Board, except in the event that the total amounts discounted, per project and per year, do not exceed the equivalent in Argentine Pesos of US$500,000; (vii) approval of the annual budget, annual business plan and its updates, and budgetary deviations in excess of 20%; (viii) execution of individual acts or series of acts that in the aggregate cause the company’s indebtedness to increase by an amount in excess of 50% of the net equity of the company; (ix) approval of investments not related to the real estate or mortgage business in Argentina; (x) any decision made in connection with mergers, spin-offs, reduction of capital, and the company’s withdrawal from public offering, listing, or trading; (xi) any issues related to the dividend policy or decisions with respect to profit sharing policies; (xii) any amendment to the exclusivity agreement entered into by Mr. Federico Weil and the company in connection with real estate projects and exercise of rights granted thereunder in the event of non-compliance; (xiii) approve and/or ratify a petition for the company’s own bankruptcy and/or the filing of bankruptcy reorganization proceedings, and/or the execution by the company of an out-of-court composition with creditors; (xiv) make loans, advances or grant guaranties, except for any reasonable advances to suppliers and employees; (xv) acquisition or sale of interests in other companies, consortia or joint ventures; (xvi) create liens over the assets of the company; (xvii) determine the company’s insurance policy; (xviii) grant powers of attorney for acts of administration and disposition; (xix) approve transactions between the company and any of its directors, shareholders or managers, or any other related person or affiliate of any shareholder, director or manager, including in the case of transactions related to the company’s business, and even when the transaction in question, due to its characteristics, should not be considered a transaction between related parties pursuant to the provisions of Section 72 and 73 of Law No. 26.831; (xx) any material change in the accounting policies, practices, methods or principles of the company; cancel, terminate and/or modify in any way whatsoever the Amended and Restated Deposit Agreement executed by and between the company and the Bank of New York Mellon on February 7th, 2011, in connection with the deposit and escrow of the ADS, as well as any other agreement or policy of the company in relation to the ADS; (xxi) any transaction or series of transactions that have a material tax impact and/or foreign exchange control impact on the company; and (xxii) approve and/or adopt any of the abovementioned decisions set forth in this Section in relation to any subsidiary or affiliate of the company. Directors may participate in Board meetings either in person or remotely, by any other means of simultaneous transmission of sound, images or words. Directors present in person and those who participate in a meeting remotely, by any other means of simultaneous transmission of sound, images or words, shall receive equal treatment. Minutes of Board meetings shall be prepared and signed, within five (5) days after the date of the relevant meeting, by the directors and Supervisory Committee members who were present at the meeting in person. A director that participates in a Board meeting remotely, by any other means of simultaneous transmission of sound, images or words, shall be entitled to have the minutes of the meeting signed on his behalf by other directors present thereat, in the manner provided by Section 266 of Law No. 19.550. The minutes of Board meetings shall include the names of any directors that participated remotely in the meeting, as well as the means of communication used. Supervisory Committee members shall expressly state that all resolutions were properly adopted. The minutes of the meeting shall include the statements made by the directors present in person and by those who participated remotely, and their respective votes in connection with each resolution adopted thereat. Board meetings may be held outside the company’s jurisdiction, including abroad. Agreements by the Board shall be stated in a record book of Board minutes signed by all parties present. The Board shall appoint a Compensation Committee that shall act under the Board’s supervision and shall determine, implement, change and/or generally manage any and all plans, programs and/or policies of compensation and/or benefits for the company’s directors, executives and/or employees, without prejudice to the shareholders’ rights of approval. The Compensation Committee shall be comprised of three regular directors. Compensation Committee meetings shall be validly held when all members are present, whether in person or via teleconference. The Board is empowered to approve Regulations to govern the powers and operation of the Compensation Committee, in accordance with these Bylaws.

ARTICLE 8: DIRECTORS’ BOND. In accordance with the provisions of Section 256 of the Companies Law, each director shall provide a performance bond in an amount of ten thousand Pesos (AR$ 10,000) or the equivalent thereof. The cost of the performance bond shall be borne by each director, and at the relevant director’s option may consist of bonds, government bonds or domestic or foreign currency, deposited with financial institutions or central securities depositories, to the order of the company, or sureties or bank guaranties or bond insurance or civil liability insurance in favor of the company. No such performance bond shall be made by depositing the relevant funds directly with the company. Where a director’s performance bond consists of bonds, government bonds or domestic or foreign currency, the applicable conditions shall ensure that any such bonds, government bonds or domestic or foreign currency remain tied up until any and all liability-based causes of action become barred by the applicable statutes of limitations.

ARTICLE 9: POWERS OF THE BOARD. The Board will have ample powers of administration and disposition, including the special powers required by Section 1881 of the Civil Code and Section 9 of Executive Order No. 5965/63. The Board may operate with any and all public and private sector financial institutions; establish agencies, branches and other forms of representation, in Argentina or abroad; grant credit facilities and guaranties to controlled and related companies; enter into consortia agreements with companies organized in Argentina or abroad, joint venture agreements in accordance with the provisions of Law No. 19.550, and trust agreements in line with the company’s purpose; grant and revoke powers of attorney; file, prosecute, answer and dismiss criminal accusations and actions, and generally do any and all acts and things that cause the company to acquire rights or incur obligations. In order to answer interrogatories or testify before a court of law or an administrative authority, the company shall be represented by a director or attorney in fact designated by the Board for that purpose. Additionally, the Board will have ample powers to implement the issuance of stock options or securities convertible into shares. The company’s legal representative shall be the Chairman and, in the event of his absence or inability to act, it shall be the Vice Chairman.

ARTICLE 10: SUPERVISORY COMMITTEE. The company’s affairs shall be supervised by a Supervisory Committee comprised of three regular members and three alternate members to be selected by the shareholders at a General Meeting. Supervisory Committee members shall remain in office for three (3) fiscal years and may be reelected an indefinite number of times. At their first meeting, the Supervisory Committee shall elect a chairman and an alternate to substitute for him in the event of his leave, absence, disease or death. The Supervisory Committee shall meet at least once every three months at the request of any member thereof or at the request of the Board, within ten days after any such request is submitted to the chairman. Supervisory Committee meetings shall be validly held if at least two members are present. Decisions shall be adopted by the absolute majority of votes present at the meeting. Minutes shall be kept of the meetings and of any decisions made thereat, and shall be recorded in a Book of Minutes of Supervisory Committee meetings. Any dissenting member may explain the reasons for his vote and will have the rights, powers and duties set forth in Section 294 of Law No. 19.550. The Chairman shall represent the Supervisory Committee before the Board of Directors. Notwithstanding the above, the shareholders at their expense will have ample information powers, including the power to review all corporate documentation and the power to audit the company’s accounting information. Any such information shall be requested in writing, at least ten days in advance. The company shall provide shareholders with the following information: (I) within thirty (30) days after the end of each quarter, a management report including operational, administrative, accounting, financial and other information as the shareholders may reasonably request in a timely fashion; (II) within sixty (60) days after the end of each fiscal year, the company’s audited financial statements; and (III) a progress report in respect of any ongoing projects, every thirty (30) days.

ARTICLE 11: SHAREHOLDERS’ MEETINGS. Shareholders’ meetings shall be called in accordance with applicable law and in accordance with the type of meeting involved, without prejudice to the provisions of Section 237 of Law No. 19.550 applicable to unanimous meetings. In the case of general meetings held on first or second call, quorum requirements shall be as established in Section 243 of Law No. 19.550. In the case of special meetings held on first call, quorum requirements shall be as established in Section 244 of Law No. 19.550. If held on second call, a special meeting may be held only with the holders of at least 40% of the shares entitled to vote thereat present. General meetings held on first call, and special meetings held on first or second call may be held remotely, and shareholders and/or their proxies may participate in the meeting by other means of simultaneous transmission of sound, images or words; all shareholders shall be treated equally at all times and shall be counted for quorum purposes. The minutes of the meeting shall include the names of any shareholders that participated remotely in the meeting, as well as the means of communication used. The provisions of Section 61 of Executive Order No. 1023/2013 shall apply to meetings of any kind. Decisions shall be adopted by the absolute majority of votes present at the meeting, either in person or remotely, that may be validly cast in respect of the relevant decision, which shall under no circumstances be less than 40% of the shares entitled to vote. In the case of a general meeting held on second call, majority requirements shall be governed by the provisions of Section 243 of Law No. 19.550.

ARTICLE 12: AUDIT COMMITTEE. The company shall have an Audit Committee as provided by Law No. 26.831 and the implementing regulations enacted thereunder. The Audit Committee shall be comprised of three (3) regular directors and the same or a lesser number of alternate directors, to be selected by the Board from among the Board members. Any directors sitting on the Committee shall be knowledgeable about financial, accounting and business matters. The majority of Committee members shall be independent, in accordance with the standards set forth in the Argentine Securities Commission Rules. The shareholders may delegate the power to establish the Audit Committee’s budget to the Board. At their first meeting, the Audit Committee shall appoint a chairman and a vice chairman, who shall substitute for the chairman in the event of his absence, death or inability to act. The Audit Committee shall meet at least once every three (3) months, or more frequently, at the request of any one (1) member. Audit Committee meetings shall be called by the chairman or the vice chairman, as applicable, by written notice addressed to every regular member, at the address provided by them to the company at the time of accepting their appointment as such. Notice of meetings shall be given at least seventy-two (72) hours in advance. Audit Committee meetings shall be validly held if the absolute majority of members are present, whether in person and/or by any means of simultaneous transmission of sound, images or words. Decisions shall be adopted by the vote of the majority of members present at the meeting. In the event of a tie, the chairman or the vice chairman, as the case may be, shall have a second vote. In the event of absence of any Audit Committee member, he shall be replaced by the applicable alternate member. The resolutions adopted by the Audit Committee shall be recorded in the applicable book, and shall be signed by all members present in person at the relevant meeting. In the event that any members participate remotely, the Supervisory Committee shall state for the record that all resolutions were properly adopted. The remaining directors and members of the Supervisory Committee may attend Audit Committee meetings, and may speak but may not vote thereat. The duties and powers of the Audit Committee shall be as established in Law No. 26.831, any implementing regulations enacted thereunder, the Argentine Securities Commission Rules, and other applicable rules, regulations and amendments thereto. Audit Committee members shall remain in office for the term established by the Board at the time of their appointment, and may be reelected an indefinite number of times. Upon expiration of their term in office, they shall remain in office until their respective successors are appointed. If a director should for any reason cease to be a director, he shall automatically cease to be a member of the Audit Committee.

ARTICLE 13: FISCAL YEAR END. The company’s fiscal year shall end on December 31 every year. Financial statements shall be prepared as of that date, in accordance with applicable technical and legal provisions. Any earned and net profits shall be allocated as follows: (i) five percent (5%) of any such profits shall be allocated to the legal reserve, until such time as the legal reserve equals twenty percent (20%) of the capital stock. (b) Compensation payable to directors and Supervisory Committee members, where applicable. Any remaining amount shall be allocated as determined by the shareholders. Dividends shall be paid in proportion to the respective shareholdings, within one year after they are approved. Any dividends approved by the shareholders and not collected shall be forfeited to the company upon expiration of three (3) years after they are made available to the relevant shareholder.

ARTICLE 14: DISSOLUTION AND WINDING UP. Upon dissolution of the company, its affairs shall be wound up by the directors then in office, or by a liquidating committee to be appointed by the shareholders, in either case, under the direct supervision of the shareholders or the Supervisory Committee. After all liabilities (including liquidation expenses) have been repaid and capital has been reimbursed, any remaining amounts shall be distributed to the shareholders in proportion to the amounts paid on their respective shares.

City of Buenos Aires, May 27, 2015

MR. FEDERICO NICOLÁS WEIL

Av. Raúl Scalabrini Ortiz 3333, 1st Floor

City of Buenos Aires (1425)

Argentina

Cc:

BIENVILLE ARGENTINA OPPORTUNITIES MASTER FUND, LP

405 Lexington Avenue, 34th floor

New York, NY 10174

Attn: Ralph Reynolds

Re.:                         Acceptance of Shareholders’ Agreement Irrevocable Offer Nº 001— 2015.-

Dear Sirs,

Acting on behalf of POINTARGENTUM MASTER FUND LP, we hereby accept, without any restrictions or conditions, your “Shareholders’ Agreement Irrevocable Offer Nº 001— 2015”, dated May 27, 2015.

Sincerely,

/s/ALFRED BARBAGALLO
POINTARGENTUM MASTER FUND LP
By: Alfred Barbagallo
Title: Authorized signatory